Exhibit 10.3

THESTREET.COM, INC.
AGREEMENT FOR GRANT
OF
RESTRICTED STOCK UNITS
UNDER
2007 PERFORMANCE INCENTIVE PLAN

[Date]

[Name]
[Address]

Dear [Name]:

      This letter (the “Letter”) sets forth the terms and conditions of the grant of Restricted Stock Units (or “RSUs”) hereby awarded to you by TheStreet.com, Inc. (the “Company”), in accordance with the provisions of the Company's 2007 Performance Incentive Plan (the “Plan”).

      The award granted hereunder is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Letter. Any term used in this Letter and not defined shall have the meaning set forth in the Plan.

      1.     Grant of Restricted Stock Units

              You have been granted _______ Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable vesting date for such Restricted Stock Unit. No Restricted Stock Unit may be sold, transferred, assigned, pledged or otherwise encumbered by you. Until such time as stock certificates for the shares of Common Stock represented by the Restricted Stock Units have been delivered to you in accordance with Section 4 below, you shall have none of the rights of a stockholder with respect to the Common Stock.

              However, this grant includes the grant of dividend equivalents with respect to your RSUs. The Company will maintain a bookkeeping account to which it will credit, whenever cash dividends are paid on the Common Stock, an amount equal to the amount of the dividend paid on a share of Common Stock for each of your then-outstanding RSUs covered by this Letter. The accumulated dividend equivalents will vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash at the time a stock certificate evidencing the shares represented by such vested RSU is delivered to you.

     2.      Vesting of Restricted Stock Units

              Your RSUs will become vested with respect to the following number(s) of shares of Common Stock on the following date(s) as set forth below, provided that you are in the Service (as defined below) of the Company or one of its subsidiaries on such date:

Date	Number of Shares of Common Stock
____________	____________
____________	____________
____________	____________

For purposes hereof, you shall be considered to be in the "Service" of the Company or one of its subsidiaries if you are a common law employee of the Company (or one if its subsidiaries, as applicable). Except as provided in Section 3 below, if your Service terminates for any reason, the RSUs granted to you which have not vested shall be forfeited upon such termination of Service.

     3.      Delivery of Common Stock

              Upon the vesting of your RSUs pursuant to Section 2 above, a certificate for the shares of Common Stock represented by your vested RSUs shall be registered in your name and delivered to you on each of the vesting dates set forth in Section 2. Common Stock delivered upon the vesting of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture, and will entitle the holder to all rights of a stockholder of the Company.

     4.      Income Tax Withholding

              You will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable federal, state and local withholding tax liability at the time that the value of the RSUs and/or related dividend equivalents becomes includable in your income.

     5.      No Guarantee of Continuation of Service

              This grant of Restricted Stock Units does not constitute an assurance of continued Service for any period or in any way interfere with the Company’s right to terminate your Service or to change the terms and conditions of your Service.

     6.      Administration

              The Committee has the sole power to interpret the Plan and this Letter and to act upon all matters relating this grant. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

     7.      Amendment

             The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

             The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time. However, no amendment, termination or discontinuance of the Plan will unfavorably affect this grant.

              Notwithstanding the foregoing, the Committee expressly reserves the right to amend the terms of the Plan and this grant without your consent to the extent it determines that such amendment is necessary or desirable for compliance with Section 409A of the Code.

______________________

This Letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. The Company may require you to provide evidence of your acknowledgment of this letter using such means of notification as may be communicated to you by the Company or its service provider.

Very truly yours,

THESTREET.COM, INC.

By: ________________________
Thomas J. Clarke
Chief Executive Officer

AGREED TO AND ACCEPTED:

____________________________
      [Name]